EXHIBIT 99.1

Treating advanced non-small lung cancer (NSCLC) patients after checkpoint inhibitor treatment failure with a novel combination of Viagenpumatucel-L (HS-110) plus nivolumab

Daniel Morgensztern1, Saiama N. Waqar1, Lyudmila Bazhenova2, Rachel E. Sanborn3, Lori McDermott4, Jeff Hutchins4, Luis E. Raez5, Corey J. Langer6,  Roger B. Cohen6

1Washington University School of Medicine, St. Louis, MO; 2UC San Diego, Moores Cancer Center, La Jolla, CA; 3Earle A. Chiles Research Institute, Providence Cancer Institute, Portland, OR; 4Heat Biologics, Inc, Durham, NC; 5Memorial Cancer Institute, Pembroke Pines, FL; 6University of Pennsylvania Perelman School of Medicine, Philadelphia, PA

Background:

Viagenpumatucel-L (HS-110) is an allogeneic cellular vaccine derived from a human lung adenocarcinoma cell line transfected with the gp96-Ig fusion protein that functions as an antigen chaperone for cross presentation and dendritic cell activation. DURGA is a multi-cohort study evaluating the combination of HS-110 and anti-PD-1 monoclonal antibodies in patients with advanced NSCLC. We report on Cohort B, which enrolled patients with progressive disease (PD) after receiving a minimum of 4 months of treatment with a checkpoint inhibitor (CPI) at any time prior to study entry.

Methods:

Patients with previously treated NSCLC received weekly HS-110 (1 X 107 cells) intradermally for 18 consecutive weeks and nivolumab IV 240 mg every 2 weeks, followed by nivolumab maintenance until tumor progression or intolerable toxicity. Tissue was tested at baseline for PD-L1 expression (≥ 1% or < 1%) and tumor infiltrating lymphocytes (TILs). TIL high was defined as >10% CD8+ lymphocytes in the tumor stroma. The primary endpoint was objective response rate (ORR) by RECIST 1.1. Secondary endpoints included ORR and clinical benefit rate using iRECIST, progression-free survival (PFS), overall survival (OS) and adverse events (AEs).

Results:

As of March 2019, 56 patients were enrolled and evaluated for efficacy. The median number of prior treatment lines was 2 [range 1 to 6]. Seven patients (13%) achieved partial response and 26 patients (46%) had stable disease. Median PFS and median OS were 3.2 months and 11.8 months, respectively. Immune ORR and clinical benefit rate by iRECIST were 14% and 61%, respectively. Patients experiencing injection site reactions (ISR) had improved PFS (3.7 vs 1.8 months; HR 0.21, p =0.0021) and improved OS (12 vs 5 months; HR 0.16, p=0.0005) compared to those without ISR.  96% of patients experienced at least one adverse event, and 92% of all AEs were grade 1 or 2. The most common AEs were fatigue (34%), hypocalcemia (18%), cough (16%) and diarrhea and dyspnea (14% each). There were four grade 4 events: QTc prolongation, stroke, pericardial tamponade, and hyponatremia, none of which were deemed related to treatment. There were no grade 5 AEs.

Conclusions:

The combination of HS-110 and nivolumab is well tolerated, and does not appear to increase the incidence of immune-related AEs as compared to CPI monotherapy. Patients continue to be enrolled into this cohort. Data suggest that re-challenging the immune system with nivolumab and HS-110 after CPI treatment failure restores responsiveness and clinical benefit for some patients.